CONTRACT

     THIS AGREEMENT, made and entered into this 1st day of March, 2001 by and between TOPAZ GROUP, INC., a corporation organized and existing under the laws of the State of Nevada and licensed to do business in Missouri, hereinafter called "Licensee," and THE CURATORS OF THE UNIVERSITY OF MISSOURI, a public corporation of the State of Missouri, hereinafter called "University".

     This Agreement constitutes the complete understanding among the parties hereto, and any alteration, amendment, or modification of any of the terms and conditions shall not be valid unless made pursuant to a written agreement signed by each of the parties. Any other agreement or understanding shall be null and void. Both parties represent that there is no conflict with any other agreement. This agreement shall be construed under and in accordance with the law of the State of Missouri.

     WITNESSETH: That for and in consideration of the acceptance of Licensee's proposal and the award of this Contract to Licensee by University, and in further consideration of the agreements and undertakings of the parties hereinafter set forth, it is agreed by and between the parties hereto as follows:

     1. Licensee shall receive Topaz Gemstone Irradiation Capacity as set forth in Licensee's proposal and as amended by letter dated April 4, 2000, in strict accordance with, and as described in the specifications entitled, "Topaz Gemstone Irradiation License," dated December 9, 1999, which were prepared by the Director, Procurement/Materials Management, University of Missouri-Columbia, Columbia, Missouri, and are on file in the Office of the Director, Procurement/Materials Management, University of Missouri-Columbia, Columbia, Missouri, said specifications being hereby made a part of this Contract as fully as if attached hereto, or set forth herein, said items to be furnished in strict accordance with the Contract Documents.

     2.   The Contract Documents shall consist of the following parts:

          a.   This Instrument;

          b.   Licensee's Bond for Performance;
          c.   University's Request for Proposal dated December 9, 1999;
          d. Specifications referred to in the paragraph numbered 1 above, together with Addendum Numbers 1 and 2; e. Appendix A; f. Licensee's Proposal dated February 14, 2000, addressed to The Curators of the University of Missouri, Columbia, Missouri, and as amended by letter dated April 4, 2000; and g. Notice of Award.

     3. This Instrument, together with the documents hereinabove mentioned, form the Contract, and they are as fully a part of this Contract as if attached hereto or herein repeated. In the event that any provision in any of the component parts of this Contract conflict with any provision of any other component parts, the provision in the component part first enumerated herein shall govern, except as otherwise specifically stated.

     4. No member or officer of the Board of Curators of the University of Missouri incurs or assumes any individual or personal liability by the execution of this Contract or by reason of the default of University in the performance of any of the terms hereof. All such liability of members or officers of the Board of Curators of the University of Missouri as such is hereby released as a condition of and consideration for the execution of this Contract.

     5. University agrees that it will not assert any immunity from attachment in aid of execution or from execution upon its property.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, in triplicate, on the day and year first above written.


ATTEST                                        TOPAZ GROUP, INC.

By   /s/ Authorized Signatory                /s/ Authorized Signatory
     ---------------------------------       -----------------------------------
                                             SELLER

                                             THE CURATORS OF THE UNIVERSITY
                                             OF MISSOURI

                                             By  /s/ Authorized Signatory
                                                 -------------------------------
                                                    (Insert Signature Block)

                                                                    APPENDIX A


I. INTRODUCTION
This appendix shall provide detailed terms and conditions in support of an exclusive license Agreement, made and entered into by and between THE CURATORS OF THE UNIVERSITY OF MISSOURI, a public corporation of the State of Missouri, contracting on behalf of the University of Missouri-Columbia Research Reactor Center (hereinafter "University")and THE TOPAZ GROUP, INC. (hereinafter Licensee). The exclusive license, awarded pursuant to Request for Bid
(RFB)#H-012500, shall apply to University's Topaz Gemstone Irradiation Capacity.

Service provided to Licensee shall include irradiation service only. University shall irradiate topaz gemstones encapsulated within specialized irradiation containers. Licensee shall fabricate, at Licensee's expense, all irradiation containers not transferred to the Licensee at the inception of this Agreement and shall maintain all irradiation containers. Licensee shall submit to University irradiation containers loaded, sealed, and ready for irradiation. The licensee shall make all determinations concerning duration of radiation exposure and priority for each container. Following irradiation, irradiation containers shall be returned to the Licensee unopened. All assays and analyses for the purpose of release of radioactive byproduct material to the unlicensed public, domestic and abroad, shall be the responsibility of the Licensee.

II. TERM OF AGREEMENT

This Agreement shall be effective for a period of four (4)years, beginning on March 1, 2001, ending on February 28, 2005. Following completion of the initial four (4)year license agreement, this agreement may be extended on an annual basis upon mutual agreement of both parties. The start date of this Agreement may be modified upon mutual agreement of both parties.

III. FEES, INVOICING, and CONTRACT SECURITY

     A.   Fee for Irradiation Capacity

          The fee for irradiation capacity shall be calculated using a charge rate of $15.38 per hour (based upon the annual projected on-line time (150 hours/week)and the irradiation capacity fee bid of $120,000.00 per position (see RFB#H012500)). The fee shall include:

          1. Payment for irradiation container exposure hours. This component of the fee calculation shall be based upon the actual irradiation exposure hours, rounded to the nearest whole hour.

             a. If irradiation exposure time for an individual irradiation container is between 95% and 105% or within one (1)hour of the requested time, the actual irradiation hours for the container shall he applied to the fee for irradiation capacity.

             b. If irradiation exposure time for an individual container exceeds
                105% of the requested time but is less than 200% of the requested time, the

                                                                    APPENDIX A


                irradiation exposure hours for the container equivalent to 105% of the requested time shall be applied to the fee for irradiation capacity.

             c. If irradiation exposure time for an individual irradiation container exceeds 200% of the requested time, the irradiation container exposure hours for the container shall not be applied to the fee for irradiation capacity.

             d. If irradiation exposure time for an individual irradiation container is less than 95% of the requested time, the actual irradiation hours for the container shall be applied to the fee for irradiation capacity.

          2. Payment for all hours for which no irradiation containers have been submitted for irradiation by licensee. Irradiation containers shall not be considered submitted unless received twenty-four (24) hours prior to the requested start of irradiation.

          3. Payment for all hours that irradiation exposure is ceased due to University operational limitations (see section IV. A.).

          4. Payment for all hours that irradiation exposure is ceased due to non-compliance with University approved procedures and specifications (see section V.).

          5. Payment for all hours that irradiation exposure is ceased due to a mechanical failure of a container that prohibits University's ability to irradiate containers.

     B.   Fee for Irradiation Container Handling

          1. Fee for irradiation container handling shall be $300 per container, per irradiation. One (1)insertion is typically required to successfully perform an irradiation. If additional insertions are requested by the Licensee (scheduling change.. .)or are required due to a University operational limitation as described in section
             IV. A., the $300 handling fee shall be applied for each additional insertion.

     C.   Invoicing and Payments

          1. The fee for irradiation capacity shall be paid monthly. On or before the start date of the contract period, the Licensee shall pay a $40,000.00 deposit to University. At the conclusion of each month of the contract period, an invoice will be generated corresponding to the actual irradiation capacity fee. At the conclusion of the contract period and upon final settlement of charges, the deposit shall be returned to the Licensee.

          2. The fee for irradiation container handling will be invoiced monthly.

          3. All invoices must be paid within 30 days of the invoice date. If payment is not received within 30 days of the invoice date, University shall provide in

                                                                    APPENDIX A

             accordance with Section 14, Information For Respondents and General Conditions, University of Missouri Request For Proposal (RFP#HO12500).

     D.   Accountings

          1. Upon delivery at University, Licensee shall provide to University a listing of the requested irradiation exposure hours and irradiation priority for each container.

          2. University shall provide to Licensee a monthly written accounting of all charges included in the monthly invoices that depicts the official representation of the monthly charges. The accountings shall list each irradiation container irradiated including a verification of the requested run hours for each container. University operational anomalies known to have affected service shall be included in the report.

          3. Licensee shall have the right to request an examination of University's books and records relative to such monthly written accounting. In that event, Licensee and University shall select a mutually agreed upon independent auditor to perform the examination. If there is a discrepancy between the results of such examination and the monthly written accounting, appropriate adjustments shall be made. If a dispute remains, Licensee shall so advise University in writing (together with furnishing University with written proof of the dispute), whereupon the parties shall negotiate in good faith in an attempt to resolve the dispute. If any such dispute is not resolved within thirty (30) days after University's receipt of such written notice and written results, either Licensee or University may submit the dispute to non-binding arbitration, under the rules of the American Arbitration Association. Subject to the foregoing, in the event the independent auditor's examination of University's books and records reveals more than a 25% difference between the results of such examination and the monthly written accounting, University shall reimburse the Licensee for the cost of any and all expenses incurred by Licensee in conducting such examination. In the event the independent auditor's examination of University's books and records reveals no less than a 25% difference between the results of such examination and the monthly written accounting, Licensee shall bear the cost for any and all expenses incurred by Licensee in conducting such examination and shall reimburse University for costs of any and all expenses incurred by University in conjunction with said examination.

                                                                    APPENDIX A


     E.   Contract Security

          1. Licensee shall, at own expense, on or before the start date of this Agreement, furnish a performance bond equivalent to one (1)year irradiation capacity fee ($480,000) as security for the faithful performance of this Agreement. The bond provided shall be effective for a one year term beginning on the start date of this agreement and shall be renewable, via continuation certificate, for additional one year periods at the sole option of the surety. Failure of the surety to provide renewal(s) of this bond shall not constitute default under this agreement. However, if Licensee fails to secure a substitute surety, acceptable to University for any one-year period, that failure shall constitute default under this agreement. In no event shall the surety's total liability under this bond exceed $480,000.

          2. The surety of such bond shall be a duly authorized surety company satisfactory to the University. Licensee shall furnish, at own cost, to University, on or before the start date of this Agreement, a properly certified copy of the current Certificate of Authority to transact business in the State of Missouri of the surety company, which proposes to execute the performance bond. Such certificate will remain on file with University. The University will approve no performance bond until such certificate is furnished, unless there already is on file with the University such a current certificate of such Surety Company, in which no additional certificate will be required during the period of time for which such current certificate remains in effect.

          3. In the event of default, surety payment shall be remitted within thirty (30)days of the default date.

          4. In the event of default, Licensee's property shall be disposed in accordance with Section III, subsection D (see addendum #2)of RFB #12500. If Licensee's property is abandoned at University, property shall be considered forfeited to University.

     F.   Addresses for Notifications

          1. All notices, reports, invoices, accountings, and other correspondence specified in this agreement shall be sent to the following addresses unless either party notifies the other of a change of address.

             University:     University of Missouri - Columbia
                             Research Reactor Center
                             Columbia, MO 75211

             TGI:            The Topaz Group, Inc.
                             C/o Quali-Tech, Inc.
                             6200 Arrowhead Lake Dr.
                             Columbia, MO 65203

                                                                    APPENDIX A

IV.   OPERATIONAL CONDITIONS

     A.   University Operational Limitations

          1. University Operational Capacity Limitations are as follows:

             o  Dry Storage Capacity: Forty-eight (48)irradiation containers
             o Reactor Pool Storage Capacity: Twenty-four (24)irradiation containers
             o  Reactor Pool Irradiation Container Dose Limit for Removal:
                Measured rate of 300mr/hr
             o  Reactor Irradiation Positions: Four (4)irradiation containers

          2. The total number of irradiation containers that may reside at University at any one time is seventy-six (76). Incoming shipments of irradiation containers shall not contribute to the total, provided that an equal or greater number of irradiation containers are shipped from MURR on the day of the incoming shipment.

          3. Dose rate measurements for irradiation containers in the reactor pool may be executed no earlier than 7 days from the end of irradiation and a maximum of once daily Monday through Friday thereafter or as mutually agreed.

          4. If "800 series" irradiation containers are utilized, two (2)or four
             (4)"800 series" containers must be irradiated simultaneously to fully utilize irradiation capacity. If one (1)"800 series" container is irradiated in a position, then one (1)adjacent irradiation container must remain empty.

          5. University shall routinely store up to three (3)Licensee-owned and supplied fifty five (55)gallon drum-type transport containers for the purpose of shipping irradiation containers. The number, type, size, and storage location of transport containers may be modified upon mutual agreement by both parties.

     B.   Irradiation Container Contents and Damage

          1. Topaz is the only material approved for irradiation under this agreement. Other materials may be irradiated, but require prior written approval from University. Said approval shall not be unreasonably withheld. Costs associated with University's evaluation of other materials shall be charged to the licensee.

          2. University will be responsible for the actual replacement cost of any containers irreparably damaged during handling by University personnel. Cost to University for replacement of irradiation containers shall not exceed $15,000.00 per container. Licensee shall bear all costs for replacement of containers that require replacement as a result of normal operations and wear.

                                                                    APPENDIX A


     C.   Receipt and Shipment of Irradiation Containers

          1. Containers to be irradiated shall be received at University not less than twenty-four (24)hours prior to the requested start of irradiation or as mutually agreed.

          2. Containers to be shipped from University must meet the University operational limit for removal from the reactor pool forty-eight
             (48)hours prior to scheduled shipment or as mutually agreed.

          3. Shipments into or out of University may be executed on Wednesday's and/or Thursday's between the hours of 9:00 am and 4:00 pm Missouri local time unless another day or time is mutually agreed. Shipments may not be executed on days University is closed for holidays.

          4. Shipment dates shall be scheduled and specific shipment contents shall be reported to each party in writing no later than 4:00 pm on the Monday prior to shipment or as mutually agreed.

          5. All shipments to University shall be made in accordance with University instructions and shall comply with all state, federal, and/or international laws governing the shipment of radioactive byproduct material. Shipments from University shall comply with all state, federal, and/or international laws governing the shipment of radioactive byproduct material.

          6. All shipping costs shall be the responsibility of the Licensee. Commercial carriers shall be paid directly by the Licensee.

          7. The Licensee shall be responsible for providing all transport containers. All costs associated with the purchase, maintenance, and regulatory compliance of transport containers and shipping supplies shall be the responsibility of the Licensee.

          8. Transport containers and commercial carriers of all shipments are subject to University approval. Said approval shall not be unreasonably withheld.

V.    PROCEDURES, DOCUMENTATION, and QUALITY ASSURANCE

   As stated later in this section, some procedures used by the Licensee shall be subject to University approval. Such procedures shall be reviewed and approved by University on or before the start date of this Agreement. Procedures shall be issued to University via controlled copy and all subsequent revisions must be reviewed and approved by University prior to utilization.

     A.   Irradiation Containers

          1. All procedures used for the construction, pre-irradiation handling, packing, sealing, and marking of irradiation containers must be approved by University. All irradiation containers submitted to University must

                                                                    APPENDIX A


             comply with University-approved design specifications and construction procedures detailed in RFB#HO12500 Technical Information Packet or another design/procedure approved by University.

          2. University reserves the right to disqualify any irradiation container that has an apparent abnormality or if irradiation, tests or analyses performed by University suggest that the characteristics or contents of an irradiation container are not in accordance with the terms of this Agreement or represent a substantial risk of damage to the reactor, its subsystems, or a safety hazard to University personnel. Tests and analyses performed by University may include any method up to and including opening and inspection of irradiation containers and contents. Irradiation containers opened by University prior to irradiation will be re-sealed by University. Irradiation containers opened by University after irradiation will not be re-sealed, but will be adequately secured for transport. Tests and analyses may be performed before or after irradiation but shall not substantially affect the flow of production.

     B.   Topaz

          1. All procedures used for the handling and preparation of topaz immediately prior to encapsulation into irradiation containers must be approved by University.

     C.   Shipping

          1. All procedures used for the packaging and shipment of irradiation containers must be approved by University.

     D.   Documentation

          1. All documentation (forms and records)submitted to University or used by University for the purpose of documenting activities related to this Agreement must be approved by University.

     E.   Quality Assurance

          1. University may perform quality assurance audits of Licensee's compliance with University approved procedures. Quality assurance audits may be performed prior to the start date of this Agreement and at any time during the term of the Agreement. Quality assurance audits may be performed at any site where University approved procedures are performed. If subcontractors or subsidiaries of the Licensee perform University approved procedures, the Licensee shall make all necessary arrangements for quality assurance audits at those sites owned and operated by subcontractors or subsidiaries. University shall provide Licensee with advance notice of quality assurance audits and quality assurance audits will be performed during normal business hours. University shall bear all costs to University associated with quality assurance audits.

                                                                    APPENDIX A


VI.   LICENSES AND REGULATORY COMPLIANCE

     A.   Licenses

          1. Both parties shall maintain licenses, and permits where applicable, required to legally perform the activities described in this Agreement.

     B.   Regulatory Compliance

          1. Both parties shall comply with all local, State, federal, and international laws and regulations while engaging in activities pursuant to this Agreement.

                                                                    APPENDIX A



                                      RIDER

          1. Licensee shall have the right to request an examination of University's books and records relative to such monthly written accounting. In that event, Licensee and University shall select a mutually agreed upon independent auditor to perform the examination. If there is a discrepancy between the results of such examination and the monthly written accounting, appropriate adjustments shall be made. If a dispute remains, Licensee shall so advise University in writing (together with furnishing University with written proof of the dispute), whereupon the parties shall negotiate in good faith in an attempt to resolve the dispute. If any such dispute is not resolved within thirty (30) days after University's receipt of such written notice and written results, either Licensee or University may submit the dispute to non-binding arbitration, under the rules of the American Arbitration Association. Subject to the foregoing, in the event the independent auditor's examination of University's books and records reveals more than a 25% difference between the results of such examination and the monthly written accounting, University shall reimburse Licensee for the cost of any and all expenses incurred by Licensee in conducting such examination. In the event the independent auditor's examination of University's books and records reveals no less than a 25% difference between the results of such examination and the monthly written accounting, Licensee shall bear the cost for any and all expenses incurred by Licensee in conducting such examination and shall reimburse University for cost of any and all expenses incurred by University in conjunction with said examination.

          2. Any legal notifications shall be sent to:


                Jenkens & Gilchrist Parker Chapin LLP
                The Chrysler Building
                405 Lexington Avenue
                New York, New York 10 174
                Attn: Mitchell S. Nussbaum, Esq.

          3. University agrees that it will not assert any immunity from attachment in aid of execution or from execution upon its property.

          4. Licensee's corporate name should be Topaz Group Incorporated throughout.